STATE OF lNDIANA    )
)SS:
MARION COUNTY

BEFORE ME, the u ndersigned authority, on th is 9'" day of Decem ber, person ally appeared Marshall Ken n eth White, Robe11Eugene Smith, and Stephanie AH Blackman to me well known to be the person s described in and who signed th e attached Documen t, and acknowledged to me that they individually executed the sam e freely and volu n tari ly for the uses and pu rposes therein expressed.

Witness my hand and official notary seal th e date aforesaid.

//s// Joy L. Thompson
Joy L. Thompson
Notary Public

My Commission expires: March 20, 2020

Gesellschaftsvertrag der

Articles of Association of

Closure Systems International Machinery (Germany) GmbH

mit dem Sitz in Worms am Rhein.

with seat in Worms am Rhein, Germany.

Artikel I
Name und Sitz der Gesellschaft

Der Name der Gesellschaft ist
Closure Systems International Machinery (Germany) GmbH.
Sie hat ihren Sitz in Frankfurt am Main.

Artikel II Gegenstand des Unternehmens

(1)	Gegenstand des Unternehmens der Gesellschaft ist Herstellung, Erwerb, Vertrieb, Export und import van Waren aller Art, insbesondere van

(i)	Verpackungen , Verpackungsmaterial und samtlichen sonstigen Produkten nebst Zubehor der Verpackung sindustrie;

(ii)	Maschinen, Teilen und Geraten fur die Abfull- und Verpackungsindustrie, namentlich Verpackungs- , Versch I uss-, Verschlussoffnungs- und FUllma schinen und dazugehorigen Teilen;

(iii)	Aluminium und Chemikalien , var allem in Form van Rohmaterialien und Halbfertigerzeugnissen.

(2) Die Gesellschaft kann weitere Untemehmen in Deutschland und im

STEP 01-6

Article I
Name and Seat of the Company

The name of the Company is
Closure Systems International Machinery (Germany) GmbH.
The registered office of the Company is in Frankfurt am Main, Germany.

Article II Objects of the Business

(1)	The object of the business is the pro duction, acquisi tion, sale, export and import of all types of merchandise , in particular of:

(i)	Packaging, packaging material and all other products of the packaging industry including ac cessories;

(ii)	Machines, parts and devices for the bottling and packaging indus try, namely machines for packag ing, closure, closure systems and bottling and parts pertaining to them ;

(iii)	A lumin ium and chem icals, above all in the form of raw materials and semi-finished products.

(2)	The Company may establish further enterprises in Germany and abroad, ac-

Ausland grUnden, bestehende erwerben, sich an solchen beteiligen , die Geschafte von Unternehmen mit ahnlichem Unternehmensgegenstand fiihren und/oder Zweigniederlassungen oder    Tochtergese llschaften    in Deutschland oder im Ausland errichten.

(3)
DarUber hinaus kann die Gesellschaft alle Geschafte betreiben, die ihr forderlich sind oder sein konnen und nicht gesetzlich verboten sind, insbesondere Patente, Warenzeichen , Lizenzen, Vertriebsrechte und andere Gegenstande und Rechte erwerben, nutzen , Ubertragen und verkaufen sowie Grundeigentum und Rechte an GrundstUcken erwerben, verkaufen und vermieten und daran Grundpfandrechte bestellen.

Artikel Ill Dauer

Die Gesellschaft ist auf unbestimmte Zeit errichtet.

Artikel IV Geschiiftsjahr

Das Geschaftsjahr ist das Kalenderjahr.

Artikel V
Stammkapital

Das Stammkapital der Gesellschaft betragt EUR 25.000,00	(Euro
fiinfundzwanzigtausend).

Artikel VI Absichtlich offen bleibend .

quire existing enterprises, and acquire shares in such enterprises, may manage the business of enterprises with similar objects of enterprise and/or establish branche s or subsidiaries in Germany or abroad.

(3) Furthermore, the Company may im plement all transactions, which are or could be beneficia l and are not legally forbidden, in particular to acquire, use, transfer and sell patents, trademarks, li cences, distribution rights and other ob jects and rights, as well as to acquire, sell and lease property and the rights to property and to create liens.

Article III
Term

The Company is established for an indefinite period of time.

Article IV Business Year

The business year is the calendar year.

Article V Share Capital

The Company's share capital amounts to EUR 25,000.00 (Euro twenty-five thousand).

Article VI

Intentionally left blank .

2
STEP Dl-6

Artikel VII Kapitalerbobu ngen

Bei Kapitalerhohungen haben die Gesellschafter ein Bezugsrecht irn Yerha ltnis ihrer Geschaftsanteile. Falls ein oder mehrere Gesellschafter dieses Recht nicht auszuUben wilnschen, so konnen die Ubrigen Gesellschafter dieses Recht irn Yerhaltnis ihrer Geschaftsanteile ausilben.

Artikel VIII
Einziebu ng von Gescbaftsanteilen

Mit Zustimm ung des betroffenen Gesellschafters konnen voll eingezahlte Geschaftsanteile    jederzeit    durch Gesellschafterbeschl uss eingezogen werden .

Artikel IX Gescbaftsfii brung

( I ) Die Gesellschaft wird durch einen oder mehrere Geschaftsfiihrer vertreten, die durch Gesellschafterbeschluss emannt und abberufen werden.

(2)
Falls mehrere Geschaftsfiihrer emannt sind, wird die Gesellschaft durch zwei Geschaftsfl.ihrer gemeinsam oder durch einen Geschaftsfiihrer zusammen mit einem Prokuristen vertreten. Die Gesellschafter konnen jedoch bestimmen , dass einer oder mehrere Geschaftsfiihrer die Gesellschaft einzeln vertreten konnen.

(3)
Unbeschadet des Rechts der Geschaftsftlhrer, die Gesellschaft gegenUber Dritten zu vertreten, sind die Geschaftsftlhrer verptlichtet, die von den Gesellschaftem beschlossenen Anweisungen zu befolgen und die vorhergehende schriftliche Zustimm ung von Gesellschaftem einzuholen, die die

Article VII Capital Increase

On an increase of capital the shareholders have subscription rights in proportion to their shares. If one or more shareholders does not wish to exercise this right, then the remaining shareholders may exercise this right in pro portion to their shares.

Article VIII Redemption of Shares

With the approval of the shareholder con cerned, fully paid-up shares may be redeemed at any time by a shareholders' resolution.

Article IX Management of the Com pany

(I)	The Company is represented by one or more Managing Directors, who are ap pointed and dismissed by way of a shareholders' resolution.

(2)
If several managing directors are ap pointed , the Com pany is represented by two managing directors joi ntly or by one managing director together with a proxy holder. However, the sharehold ers may determi ne whether one or more managing directors can individually represent the Com pany.

(3)
Notwithstandi ng the managing direc tors' right to represent the Company to third parties, the managing directors are obliged to follow the instructions, which are determined by the sharehold ers, and to get prior written approval from the shareholders, who hold the majority of the share capital, before

Mehrheit des Stammkapitals halten , bevor sie das gesamte oder wesent liche Teile des Vermoge ns der Gesellschaft veraul3em, Kredite aufnehmen, andere Schulden eingehen, die nicht innerhalb eines Jahres fallig werden, Vermogensgegenstande verpfanden oder sonst belasten, Bilrgschafts- oder Garantieverptlichtungen ilbemehmen oder eine andere Gesellschaft oder ein anderes Untemehmen erwerben, veraul3em, darin investieren oder einen Zusammenschluss mit solchen eingehen.

(4)	Die Gesellschafterversammlung kann einem, mehreren oder alien Geschaftsfilhrem eine Befreiung von den Beschrankungen des § 181 BGB erteilen.

Artikel X
Ord entlich e Gesellschafterve rsammlung

they sell all or a considerable part of the Company's assets, take out cred it, enter into other debts, which are not due with i n a year, pledge or otherwise bur den assets, assume surety or guarantee obligations or acquire, sell, invest in or merge with another company or another enterprise.

(4) The shareholders' meeting can grant one, several or all managing directors a release from the limitations set forth in section 181 of the German Civil Code (BGB).

Article X
Ordinary Shareholders' Meeting

(I)

Die

ordentliche

(1)

The ordinary    shareholders' meeting

Gesellschafterversam mlung ist jahr lich, jedoc h spatestens am 31 . August eines jede n Jahres, abzuhalten.

shall be held annually but not later than
3 1 August of each year..

(2)
Die Gesellschafterversammlung wird durch die Geschaftsfilhrer einberufen. Die Einberufung erfolgt mittels einfachen Briefes, Fax oder E-Mail an jede n Gesellschafter einzeln und enthalt die endgilltige Tagesordnung.

(2)

The ordinary shareholders' meeting is called by the managing directors. The shareholders' meeting shall be con vened by way of notice delivered by post, facsimi le or electronic mail to each shareholder. The notice of share holders' meeting contains the final agenda.

(3)
Die Gesellschafterversammlung wird am Sitz der Gesellschaft in deren Geschaftsraumen abgehalten. Die Geschaftsfiihrer oder die Gesellschafter konnen einen anderen Ort bestimmen, der auch im Ausland liegen kann.

(3)	The shareholders' meeting is held at the seat of the Company on their business premises. The managing directors or the shareholders may decide on another place, wh ich may even be abroad.

(4)	Die Gesellschafter oder deren Vertreter konnen auf Formlichkeiten hinsichtlich

(4)

The shareholders or their representa tives may waive formalities regarding

Zeit, Einberufung, Ort und Gegenstand der	ordentlichen
Gesellschafterversamm Iung verzichten.

(5)	Die ordentliche
Gesellschafterversammlung beschliel3t Uber Angelegenheiten allgemeiner Bedeutung fur den Geschaftsbetrieb der Gesellschaft, insbesondere Uber die Genehmigung des Jahresabschlusses, die Verwendung des Reingewinns und

die Deckung der	Verluste	der
Gesellschaft und die	Entlastung	der
Geschaftsfilhrer.

Artikel XI Au8erordentliche Gesellschafterver
sammlung

(1)	Eine au13erordentliche Gesellschafterversamm lung kann jederzeit abgehalten werden, wenn alle Gesellschafter vertreten sind und keine Einwendungen gegen eine solche Versammlung erhoben werden.

(2)	Darilber hinaus berufen die Geschaftsfilhrer eine aufierordentliche Gesellschafterversammlung ein, wenn dies im lnteresse der Gesellschaft geboten ist.

(3)	Soweit anwendbar, gelten die Bestimmungen des vorhergehenden Artikels auch filr die aul3erordentliche Gesellschafterversammlung.

Artikel XII Vertretung

Jeder Gesellschafter kann einen anderen Gesellschafter oder eine dritte Person zu seinem    Vertreter    m    der Gesellschafterversammlung und bei der Stimmabgabe bestellen. Die Yollmacht muss vor oder nach der Gesellschafterversammlung time, notification, place and object of the ord inary shareholders' meeting.

(5) The ordinary shareholders' meeting decides on matters of general im portance for the Company's business operations, in particular on the approval of the annual financial statement, the distribution of the net profit, the cover ing of the Company's losses and the discharge of the managi ng directors.

Article XI Extraordinary Shareholders' Meeting

(1)	An extraordinary shareholders' meeting may be held at any time, if all share holders are represented and no objec tions have been raised against such a meeting.

(2)	Furthermore, the managing directors convene a shareholders' meeting if the Company 's interests demand so.

(3)	As far as applicable the provisions of the previous article also apply for the extraordinary shareholders' meeting.

Article XII Representation

Each shareholder may appoint another share holder or a third person as his/her representa tive for the shareholders' meeting and for the casting of votes. The power of attorney must be issued or confirmed in writing before or after the shareholders' meeting and is kept by schriftl ich ausgestellt oder bestiit igt werden und wird van der Gesellschaft aufbewahrt.

Artikel XIII Bescblilsse

the Company.

Article XIII Resolutions

(1) Die Gesellschafterve rsammlung ist beschlussfiih ig, wenn die anwesenden oder vertretenen Gesellschafter mindestens die Mehrheit des Stamm kapitals der Gesellschaft halten .

(1) The shareholders' meeting shall have a quorum i f the present or represented shareholders hold at least the majority of the Company's share capital.

(2)	Jeder Euro des Nennwerts jedes Geschaftsanteils gewahren eine Stimme.	(2)	Each one Euro of the nominal value of each share shall represent one vote i n the shareholders' meeting.
(3)	Soweit im Gesetz oder diesem	(3)	Shareholders' resolutions shall be
	Gesellschaftsvertrag nichts anderes		adopted by a sim ple majority of votes
	vorgesehen ist, werden Beschlil sse m it einfacher Mehrheit der abgegebenen Stimm en gefasst.		cast un less a larger majority is required by law or by these Articles of Associa tion.
(4)	Soweit Gesellschafterbeschlilsse nicht dem Handelsregister einzureichen sind,	(4)	If the shareholders' resolutions do not need to be submitted to the commercial
	konnen sie in jeder lebenden Sprache		register, they may be drafted in any liv
	gefasst werden.		ing language.
(5)	Beschltisse der Gesellschafter werden in	(5)	Shareholder's resolutions shall be
	Versamm lungen gefasst.		adopted at meetings. Also, shareholders
	Gesellschafterbeschlilsse ohne		may adopt resolutions in writing, by
	Einberufung und Abhaltung einer		facsimile or by electronic mail, provid
	Gesellschafterversammlung durch		ed that all shareholders agree in writing,
	schriftliche Stimmabgabe sowie per Te		by facsimile or by electronic mail to
	lefax oder E-Mail sind zulassig, wenn		such a method of voting.
samtliche Gesellschafter schriftlich, per
Telefax oder E-Mail zustimmen.
(6)	Anfechtungsk lagen gegen	(6)	Legal challenges to shareholders' reso
	Gesellschafterbeschl ilsse konnen nur innerhalb eines Monats seit Zugang des		lutions may only be raised with in a month after the receipt of the protocol
	Protokoll s oder der Nachricht Uber das		or, in the case of voting outside of the

Ergebnis einer Abstimmung aul3erhalb einer Gesellschafterversammlung und nur von solchen Gesellschaftem erhoben werden, die gegen den Besch luss Widerspruch zu Protokoll oder, bei Abstimmungen aul3erhalb shareholders' meeting, within a month after receipt of the notification of the result. Legal challenges can only be raised by shareholders, who have ob jected to the shareholders ' resolution in the protocol or, in the case of voting

einer    Gesel lschafterversammlung, unverzUglich nach Zugang der Nachr icht schriftlich eingelegt haben.

Artikel XIV Beirat

(l) Die Gesellschafter konnen durch Gesellschafterbesch luss jederze it einen Beirat errichten, dessen Mitglieder wahlen, dessen Aufgaben bestimmen, den Beirat abschaffen und alle anderen rechtlich zulassigen Yorschriften Uber den Beirat einfiihren.

(2) Die Bestimmungen des Aktiengesetzes Uber den Aufsichtsrat finden auf einen solchen Beirat keine Anwendung.

(3)
Falls die Gesellschaft nach dem Betriebsverfassungsgesetz    oder ahnlichen gesetzlichen Yorschriften einen Aufsichtrat zu bilden hat, bleibt der Beirat davon unberUhrt neben einem solchen Aufsichtsrat bestehen oder kann neben diesem errichtet werden.

Artikel XV Jahresabschluss

Der Jahresabschluss (Jahresbilanz sowie die Gewinn- und Verl ustrechnung gegebenenfa lls nebst Anhang) und der Lagebericht sind von der Geschaftsfiihrung innerhalb der gesetzlichen Fristen nach Absch luss eines GescMftsjahres aufzustellen.

Artikel XVI

Absichtlich offen bleibend.

outside of the shareholders' meeting, who have made an objection in writing without delay after the receipt of the notificat ion thereof.

Article XIV Advisory Board

(I)	The shareholders may at any time es tablish an advisory board (Beirat) , elect its mem bers, determine its tasks, abol ish the advisory board and introduce all other legally permissible provisions with regard to the advisory board by way of a shareholders' resolution.

(2)	The prov isions of the German Stock Corporation Act about the board of di rectors (Aufsichtsrat ) are not applicable to such an advisory board.

(3)
If the Company is obliged to establish a supervisory board according to the German Works Constitution Act (Betriebsverfassungsgesetz) or other similar legal provisions, the advisory board remains unaffected and in exist ence alongside such a supervisory board or may be established alongside it.

Article XV
Ann u a l Financi a l Statements

The annual financial statements (balance sheet and profit and loss statement as we ll as the annex, i f applicable) and the management report shall be prepared by the managing di rector(s) within the statutory period following the end of each business year and submitted to the shareholders for approva l.

Article XVI

I ntentiona lly left blank.

Artikel XVII Veroff en tlich u ngen

Veroffentlichungen der Gesellschaft erfolgen nur im Bundesanzeiger.

Article XVII Pu blications

Notices and officia l publications of the Com pany shall be made only through the Federal Gazette (Bundesanzeiger).

An das

To the

Amtsger icht Frankfu rt am Maio
- Handelsregister - HRB 97514
Maiosee 842. V V GmbH (nachfolgend die ,,Gesellschaft" genannt)
Zur Eintragung in das Handelsregister wird angemeldet:

I . Der Gesel lschaftsvertrag der Gesellschaft wurde vollstlindig neu gefasst. lnsbesondere wurde die Finna der Gesellschaft	sowie der Untemehmensgegenstand geandert. Weitere, in § I 0 GmbHG aufgefiihrte Anderungen wurden nicht besch lossen.

2.	Der Geschaftsfiihrer Achim Bonninghaus ist nicht mehr Geschiiftsfuhrer der Gesellschaft.

Local Court (Amtsgericht)

Frankfurt am Maio

- Commercial Register ( Handelsregister ) - HRB 97514
Maiosee 842. V V GmbH (hereinafter referred to as the "Company")
Appl ication is made for registration with the commercial register:

I . The articles of association of the Company have been completely amended. In particular , the corporate name of the Company and the object have been changed. Further changes concerning the items referred to in Sec. I 0 GmbHG have not been re solved.

2.	The managing director Achim Bonninghaus is no longer managing director of the Company.

3.	Zu neuen Geschiiftsfiihrern Gesellschaft wurden bestellt:

der

3.	As new managing directors have been appoi nted:

•	Stephanie Ann Henning Blackman, geboren am 13. J uni 1976, wohnhaft i n Zionsville, Indiana, USA

•	Robert Eugene Smith, geboren am
24. November 956, wohnhaft    in Carmel, Indiana, USA

•	Marshall Kenneth White, geboren am
2. Februar 1969, wohnhaft in Avon, Indiana, USA

Die neuen Geschaftsfiihrer vertreten die Gesellschaft satzungsgemaI3 und sind jeweils von den Beschrankungen des § 18I BGB im vollen Umfang befreit.

4.	Die inliindische Geschiiftsanschrift der Gesellschaft lautet Mainzer Stra!3e 187, 67547 Wonn s.
•

Stephanie Ann Henning Black man, born on June 13, 1976, re siding at Zionsville, Indiana, USA

•	Robert Eugene Smith, born on November 24, 1956, residing at Carmel, Indiana, USA

•	Marshall Kenneth White, born on February 2, 1969, residing at Avan, Indiana, USA

The new managing directors are authorized to represent the Company according to the articles of association and are each exempt from the restrictions of Section 18 I of the Gennan Civil Code (Burgerliches Gesetz buch. BGB).

4. The domestic business address of the Company is Mainzer Stra!3e 187, 67547 Wonns, Germany.

Die GeschaftsfUhrer versichem hiermit jeweils einzeln:

Jch bin noch n ie, weder im Inland noch im Ausland, wegen einer Straftat verurteilt worden.

Mir wurde weder durch gerichtliches Urteil noch durch vollziehbare Entscheidung der Verwaltungsbehorde    die Ausiibung eines Berufes,    Berufszweiges ,    Gewerbes    oder Gewerbezweiges untersagt, somit auch nicht im Rahrnen des Untemehmensgegenstandes der Gesellschaft.

Ober meine unbeschrankte Auskunftspflicht gegeniiber dem Gericht wurde ich schriftlich durch die Notarin Dr. Sabine Funke belehrt.

Da dem Erwerb von Geschaftsanteilen an der Mainsee 842. V V GmbH der Kauf einer Vorratsgesellschaft und damit eine wirtschaftliche Neugriindung zu Grunde liegt, versichere ich femer, dass die Stammeinlagen im Gesamtnennbetrag von € 25.000,00, € 1,00 filr jeden der 25.000 Geschaftsanteile, in bar von FORATIS Griindungs GmbH, Bonn, eingezahlt wurden, das satzungsmaI3ige Stammkapital noch unversehrt vorhanden ist, nicht mit Verbindlichkeiten vorbelastet ist und sich der eingezahlte Betrag weiterhin endgiiltig zur freien Verfligung der Geschaftsfilhrung befindet.

The managing directors hereby represent each individually:

I have never been convicted of a criminal act, neither in the Federal Republic of Germany nor abroad.

1 am not subject to a prohibition to engage in a certain profession or part thereof or in a certain trade or branch thereof, thus also in cluding the purpose of the Company, im posed by either court judgment or by en forceable decree of an administrative author ity.

I have been instructed in writing by Notary Dr. Sabine Funke about my obligation of unl imited disclosure to the court.

Since the transaction underlying the acquisi tion of shares in Mainsee 842. V V GmbH is the purchase of a shelf company and there fore - in economic terms - an incorporation, 1 furthermore represent that the contributions to share capital in the aggregate amount of € 25,000 .00, € 1.00 for each of the 25.000 shares, have been paid in in cash by
FORATJS Griindungs GmbH, and that the statutory share capital is still available in full, not charged with obligations and that the amount paid in is still and ultimately at the free disposal of the management board.

Ort/Place: USA

Datum/date: 12/9/13

//s// Marshall Kenneth White
Durch/By: Marshall Kenneth White
Titel/title: Geschaftsfuhrer/Managing Director

//s// Robert Eugene Smith
Durch/By: Robert Eugene Smith
Titel/title: Geschaftsfuhrer/Managing Director

//s// Stephanie AH Blackman
Durch/By: Stephanie AH Blackman
Titel/title: Geschaftsfuhrer/Managing Director